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                         October 25, 2022

       David G. Thatcher
       Senior Vice President     General Counsel
       UDR, Inc.
       1745 Shea Center Drive
       Suite 200
       Highlands Ranch, Colorado 80129-1540

                                                        Re: UDR, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 31,
2022
                                                            File No. 001-10524

       Dear David G. Thatcher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              David Lynn